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                                                                      Exhibit 11
                            DARDEN RESTAURANTS, INC.
           DETERMINATION OF COMMON SHARES AND COMMON SHARE EQUIVALENTS
                                 (In Thousands)

                                                Thirteen Weeks Ended
                                        -------------------------------------
                                         August 25, 1996    August 27, 1995
                                        -------------------------------------

Computation of Shares:

     Weighted average number of shares
     outstanding........................       157,700            158,300

     Net shares resulting from the
     assumed exercise of certain
     stock options (a)..................         1,100(b)           2,200(b)
                                                 -------            -------

     Total common shares and common
     share equivalents..................       158,800            160,500
                                               =======            =======



Notes to Exhibit:

(a)Common share equivalents are computed by the "treasury stock" method. This method first determines the number of shares issuable under stock options that had an option price below the average market price for the period, and then deducts the number of shares that could have been repurchased with the proceeds of options exercised.

(b)Common share equivalents for the thirteen weeks ended August 25, 1996 and August 27, 1995 are not material. As a result, earnings per share has been computed using the weighted average number of shares outstanding of 157,700 and 158,300, respectively.


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